Exhibit 99.1

Spero Therapeutics Appoints Kathleen Tregoning to its Board of Directors

Ms. Tregoning brings more than two decades of experience in biotechnology and public policy to Spero’s Board

CAMBRIDGE, Mass., October 12, 2021 — Spero Therapeutics, Inc. (Nasdaq: SPRO), a multi-asset clinical-stage biopharmaceutical company focused on identifying, developing and commercializing treatments in high unmet need areas involving multi-drug resistant bacterial infections and rare diseases, today announced the appointment of Kathleen Tregoning to its Board of Directors. Currently the Chief Corporate Affairs Officer at Cerevel Therapeutics, Ms. Tregoning has more than two decades of experience in biotechnology and public policy. She succeeds outgoing Director Jean-François Formela, M.D., who has stepped down from Spero’s Board as part of a planned transition, effective upon Ms. Tregoning’s appointment.

“Kathleen is an accomplished industry leader, and we are honored to welcome her to our Board,” said Ankit Mahadevia, M.D., Chief Executive Officer of Spero Therapeutics. “Her extensive executive experience and public policy expertise, along with her deep understanding of external engagement strategies and the global payer environment, will prove invaluable as we prepare for tebipenem HBr’s anticipated launch and continue to advance other programs in our clinical pipeline. We look forward to benefiting from her experience and insights.”

“We would also like to extend our most sincere appreciation to Jean-François for his long-term contributions as a Director during the last eight years of Spero’s journey,” continued Dr. Mahadevia. “He has helped to position Spero for sustained success as we approach our next stage of development.”

Prior to joining Cerevel Therapeutics, Ms. Tregoning served as Executive Vice President for External Affairs at Sanofi, where she led an integrated organization to develop external engagement strategies and optimize patient access to therapies. Prior to her time at Sanofi, Ms. Tregoning spent more than 10 years at Biogen, first as Vice President, Public Policy & Government Affairs and then as Senior Vice President, Corporate Affairs. In the latter role, she was responsible for the development and execution of integrated corporate affairs strategies through effective deployment of communications, patient advocacy, public policy, and government affairs on a global basis. Earlier in her career, Ms. Tregoning was a professional staff member for multiple committees in the United States Congress, and also served as an assistant deputy mayor for policy & budget in the office of the Mayor of Los Angeles. Ms. Tregoning graduated from Stanford University with a B.A. in International Relations and holds an M.A. in Public Policy from the Harvard Kennedy School.

“Spero is bringing true innovation to the critical issue of multi-drug resistant infections, and I am delighted to be joining the board at such an exciting time,” said Ms. Tregoning. “I look forward to working with my fellow Directors as Spero transitions to a commercial organization and brings its transformative antibiotics to patients facing serious infections.”

About Spero Therapeutics

Spero Therapeutics, Inc. is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multi-drug-resistant (MDR) bacterial infections and rare diseases.

Spero’s lead product candidate, tebipenem HBr (tebipenem pivoxil hydrobromide; formerly SPR994), is being developed as the first oral carbapenem antibiotic for use in complicated urinary tract infections (cUTI) and acute pyelonephritis (AP). In September 2020, Spero announced positive top-line results from its Phase 3 ADAPT-PO clinical trial of tebipenem HBr in cUTI and AP.

Spero is also developing SPR720 as a novel oral therapy product candidate for the treatment of rare, orphan pulmonary disease caused by non-tuberculous mycobacterial (NTM) infections.

Spero also has an IV-administered next generation polymyxin product candidate, SPR206, developed from its potentiator platform, which is being developed to treat MDR Gram-negative infections in the hospital setting.

Tebipenem HBr is currently not approved for the treatment of complicated urinary tract infection or acute pyelonephritis.

For more information, visit https://sperotherapeutics.com.

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the initiation, timing and submission to the FDA of a NDA for tebipenem HBr and the potential approval of tebipenem HBr by the FDA. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including Spero’s ability to timely complete the NDA submission to the FDA for tebipenem HBr; Spero’s need for additional funding; the lengthy, expensive, and uncertain process of clinical drug development; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved; the ability to develop and commercialize Spero’s product candidates, if approved; the potential impact of the COVID-19 pandemic; Spero’s ability to retain key personnel and to manage its growth; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Investor Relations Contact:

Ted Jenkins

Vice President, Head of Investor Relations

Tjenkins@sperotherapeutics.com

(617) 798-4039

Media Contact:

media@sperotherapeutics.com